Exhibit 10.11

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made this 25th day of March, 2014 (the “Effective Date”), by and between Kite Pharma, Inc., a Delaware corporation with principal offices at 2225 Colorado Ave., Santa Monica, CA 90404 (the “Company”), and Arie S. Belldegrun, M.D., FACS, residing at 811 Strada Vecchia, Los Angeles, CA 90077 (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive currently serves as the Chairman of the Board of Directors of the Company;

WHEREAS, the Company desires to employ Executive as the President and Chief Executive Officer of the Company

WHEREAS, Executive desires to serve the Company in such capacity, upon the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Employment. The Company agrees to employ Executive, and Executive agrees to be employed by the Company as its President and Chief Executive Officer, upon the terms and subject to the conditions of this Agreement.

2. Term. Subject to Sections 8 and 9 hereof, the Company agrees to employ Executive and Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). This Agreement will renew automatically for successive one year periods (each, a “Renewal Period”) unless either party gives notice of non-renewal at least 90 days prior to the end of the Initial Term or the then-current Renewal Period, as applicable (the Initial Term and any Renewal Period are collectively referred to as the “Term”). Each additional Renewal Period shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Period, as applicable, as of the first day after the last day on which notice may be given pursuant to the preceding sentence.

3. Duties; Place of Performance; Etc.

(a) Executive shall serve as President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). Subject to the direction of the Board, Executive shall have such powers and perform such duties as are customarily performed by the President and Chief Executive Officer of similarly situated companies in the United States, including specific powers or duties (that are reasonably consistent therewith) determined by the Board.

(b) Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, which will interfere with the performance by Executive of his duties hereunder or Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company. Following execution of this Agreement, should Executive desire to become engaged as a consultant, owner, director officer or advisor of any other venture, Executive must first obtain the prior written consent of the Board, which consent may be withheld in the Board’s sole discretion. Nothing in this Agreement, however, will preclude Executive from participating in the activities set forth on Exhibit A or engaging in civic, charitable or community services (collectively, the “Permitted Activities”), and Executive’s participation in the Permitted Activities will not be deemed to violate any provision of this Agreement.

(c) The duties to be performed by Executive hereunder shall be performed primarily at the offices of the Company or such other place as the Board may authorize; provided, however, that Executive understands that his duties will require periodic travel, which may be substantial at times.

(d) Throughout the Term, the Company shall cause Executive to be nominated for election as a director at each stockholder meeting during the Term at which his term as a director would otherwise expire. Executive agrees to accept such appointment and nomination, as applicable, and to serve during the Term, as director of the Company, without any compensation therefor other than as specified in this Agreement.

4. Compensation. As full compensation for the performance by Executive of his duties under this Agreement, the Company shall pay Executive as follows:

(a) Base Salary. The Company shall pay Executive an annual base salary (the “Base Salary”) equal to Four Hundred Thousand Dollars ($400,000), payable in accordance with the Company’s normal payroll practices. Executive’s Base Salary may be increased at the discretion of the Board but may not be decreased during the Term absent Executive’s written consent.

(b) Performance Bonus.

(i) Commencing with the calendar year 2014, Executive shall be eligible to receive an annual performance bonus (the “Performance Bonus”) payable in cash with a target bonus opportunity in an amount equal to fifty percent (50%) of Executive’s Base Salary. The actual amount of such Performance Bonus shall be determined by the Board, or a designated committee thereof, and shall be based on the achievement of specific performance objectives to be established on an annual basis as set forth in Section 4(b)(ii) below.

(ii) During the Term of this Agreement, Executive and the Board shall meet no later than the end of each year to mutually determine Executive’s performance objectives for the subsequent calendar year, which objectives shall be approved by the Board, or a designated committee thereof. If Executive and the Board are unable to agree upon such objectives for the relevant year despite mutual good faith efforts to do so, then the objectives will be determined in the good faith discretion by the Board no later than January 15th and will be communicated promptly to Executive in writing after being so determined and will be deemed to have been accepted by Executive.

(iii) Any Performance Bonus payable to Executive pursuant to this Section 4(b) shall be paid to Executive on or before February 15th of the subsequent calendar year, subject to continued employment through the date of payment.

(c) Equity Awards.

(i) Not later than thirty (30) days after the Effective Date, Executive will be granted an option (the “Option”) to purchase One Million Five Hundred Eighty Thousand One Hundred Twenty Nine (1,580,129) shares of common stock of the Company, par value $0.001 per share (the “Option Shares”), pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”). Such grant shall be evidenced by an option agreement (the “Option Agreement”) to be entered into by and between the Company and the Executive. In the event of a conflict between this Agreement and the Option Agreement, the terms of the Option Agreement shall control. The exercise price per share of the Option will be equal to the fair market value per share of the Company’s common stock as of the date that the Option is granted. The Option shall have a 10 year term and, subject to the provisions of Section 9 below, shall vest and become exercisable as follows:

A. On the first anniversary of the Effective Date, 395,033 Option Shares shall vest and become exercisable; and

B. Thereafter, 49,379 Option Shares shall vest and become exercisable in 24 substantially equal monthly installments on the last business day of each calendar month.

(ii) The Option may be exercised by Executive prior to becoming vested; provided that any shares of Company common stock acquired upon exercise of the Option prior to becoming vested shall be subject to a right of repurchase upon Executive’s termination of employment in favor of the Company at the lesser of (A) the fair market value of such shares as of the date of repurchase or (B) the Option per share exercise price, as applicable, which right of repurchase shall lapse in accordance with the Option vesting schedules set forth herein.

(iii) The vesting of the Option is subject to Executive’s being employed by the Company on the respective vesting dates. Notwithstanding anything to the contrary in this Agreement or the Option Agreement, the Option described in this Section 4(c) shall become fully vested and exercisable immediately prior to a Change of Control (as defined below).

(d) Expenses. The Company shall reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy for the Company’s senior executives as may from time to time be adopted by the Company.

(e) Insurance. Executive shall be designated as a named insured on any directors’ and officers’ liability insurance the Company may have.

(f) Executive Benefits. Executive will receive the Company’s standard employee benefits package (including health and disability insurance paid by the Company, participation in the Company’s 401(k) plan subject to the terms and conditions thereof) as such package and policies are in effect for the Company’s senior executives from time to time.

(g) Vacation. Executive shall be entitled to 20 business days of paid time off in addition to nationally recognized holidays.

(h) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Executive under this Agreement.

5. Confidential Information and Inventions.

(a) Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term and for a period of 10 years thereafter, Executive agrees to keep confidential and not disclose or make accessible to any other person, firm, partnership, joint venture, corporation or other business entity (“Person”) or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Additionally, information that, by its nature and content, would be readily recognized by a reasonable person to be proprietary to the Company shall also be deemed Confidential and Proprietary Information. Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Executive agrees not to:

(i) use any such Confidential and Proprietary Information for personal use or for others; and

(ii) permanently remove any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of Executive’s duties to the Company; provided, however, that Executive shall not be prevented from using or disclosing any Confidential and Proprietary Information:

A. that is now, or becomes in the future, available to Persons who are not required, by contract or otherwise, to treat such information as confidential unless such Persons acquired the Confidential and Proprietary Information through acts or omissions of Executive; or

B. that Executive is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, provided that, to the extent permitted by applicable law, (1) Executive shall give Company sufficient advance written notice of such required disclosure to permit it to seek a protective order or other similar order with respect to such Confidential and Proprietary Information, and (2) thereafter Executive shall disclose only the minimum Confidential and Proprietary Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Company. Any Confidential and Proprietary Information that is disclosed pursuant to this paragraph shall remain Confidential and Proprietary Information for all other purposes.

(b) Executive agrees to immediately return to the Company all Company material and reproductions thereof (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) in his possession upon request and in any event immediately upon termination of employment.

(c) Except with prior written authorization by the Company, Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes a legal duty of confidence, at any time during or after his employment with the Company.

(d) Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works, relating to the Company’s business (“Inventions”) initiated, conceived or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(d) with respect to any Invention that is not directly or indirectly related to the Company’s business. Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end Executive will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(e) Executive acknowledges that while performing the services under this Agreement the Executive or other employees, agents or advisors of the Company or its affiliates in the course of their services on behalf of the Company, may locate, identify and/or evaluate molecules, compounds, products and product candidates having commercial potential in the specific segments of the pharmaceutical or biotechnology research and development industries in which the Company is then operating (the “Corporate Opportunities”). Executive understands, acknowledges and agrees that the Executive shall not pursue any such Corporate Opportunity for himself or for others unless such Corporate Opportunity is first offered to the Company and the Board rejects such Corporate Opportunity. Notwithstanding the foregoing, nothing in this Agreement shall be construed as a limitation of Executive’s fiduciary duties as an officer and director of the Company.

(f) The provisions of this Section 5 shall survive any termination of this Agreement.

6. Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 5) and Executive agrees that, during the Term, he shall not in any manner, directly or indirectly, on behalf of himself or any Person, enter into or engage in any business which is directly or indirectly competitive with the Company’s business, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide; provided, however, that if a Person’s business has multiple lines or segments, some of which are not competitive with the Company’s business, nothing herein shall prevent Executive from being employed by, working for or assisting that line or segment of a Person’s business that is not competitive with the Company’s business, Executive acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of the Company. Notwithstanding foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment purposes, the securities of any corporation or other entity, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than three percent (3%) of any class or series of outstanding securities of such corporation or other entity.

(b) During the Term and for a period of 12 months thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Company engage in any Prohibited Solicitation. For purposes of this Agreement, a “Prohibited Solicitation” shall mean the Executive’s (a) directly or indirectly inducing or soliciting (or assisting any Person to induce or solicit) for employment, other than pursuant to a general advertisement for employment not directed toward any single individual, any person who is, or within six (6) months prior to the date of such hiring, contacting, inducing or soliciting was, an employee of the Company or any of its Affiliates, or (b) directly or indirectly inducing or soliciting (or assisting any Person to induce or solicit) any customer, client or vendor of, or other person having a business relationship with, the Company or any of its Affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or any of its Affiliates, or directly or indirectly interfering with (or assist any Person to interfere with) any relationship between the Company or any of its Affiliates and any of their respective customers, clients, vendors or any other business contacts.

(c) During the Term and at all times thereafter, (i) Executive agrees not to, directly or indirectly, make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), whether or not true, that would “disparage” the Company, or any of its officers, directors, managers, or significant stockholders and (ii) the Company agrees not to issue any statement that would “disparage” the Executive, and shall instruct its officers and directors not to make any such statement on the Company’s behalf. “Disparaging” statements are those which impugn the character, capabilities, reputation or integrity of the aforesaid individuals or entity or which accuse the aforesaid individuals or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner, but shall not include truthful statements required by due legal process. Notwithstanding the foregoing, nothing in this Agreement shall preclude the parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other party.

(d) In the event that Executive materially breaches any provisions of Section 5 or this Section 6, then the Company shall be entitled to seek injunctive relief to enforce the restrictions contained in such Sections, which injunctive relief shall be in addition to any other rights or remedies available to the Company under the law or in equity.

(e) The right and remedy enumerated in Section 6(d) shall be independent of and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 are held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f) In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. Executive agrees that he shall not raise in any proceeding brought to enforce the provisions of Section 5 or this Section 6 that the covenants contained in such Sections limit his ability to earn a living.

(g) The provisions of this Section 6 shall survive any termination of this Agreement.

7. Representations and Warranties by Executive. Executive hereby represents and warrants to the Company as follows:

(a) Neither the execution or delivery of this Agreement nor the performance by Executive of his duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which Executive is a party or by which he is bound (whether immediately, upon the giving of notice or lapse of time or both).

(b) Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(c) Executive represents and warrants to the Company that he has not brought and shall not bring with him to the Company, or use in the performance of his duties for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to Executive prior to his employment with the Company, unless Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

8. Termination. Executive’s employment with the Company shall be at-will, and either party may terminate the employment at any time for any reason or no reason at all; provided, however, that under certain circumstances, the Executive may be entitled to receive payments and other benefits from the Company following termination as described in Section 9. Notwithstanding the foregoing, should the Executive voluntarily terminate this Agreement, Executive shall provide the Company with no less than 30 days’ prior written notice, which notice period may be waived or shortened by the Company.

9. Severance.

(a) In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, then:

(i) the Company shall pay Executive’s accrued but unpaid Base Salary through the date of termination, at the rate required by this Agreement at the time of termination, accrued but unused vacation, and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;

(ii) the Company shall continue to pay Executive’s Base Salary at the rate in effect at the time of termination (without regard to any reduction in Base Salary that served as the basis for a resignation for Good Reason) for a period of one (1) year following the date of termination in accordance with the Company’s ordinary payroll practice;

(iii) to the extent permitted by applicable healthcare laws and provided that the Executive makes a timely election to continue coverage, the Company shall pay directly to the insurance provider the premium for COBRA continuation coverage for the Executive and the Executive’s dependents, less the amount payable by an active employee for such coverage, for a period of one (1) year from the date of termination or until he obtains new employment, whichever comes first (the benefits described in this Section 9(a) shall be referred to as the “Continued Benefits”). Notwithstanding the foregoing, in the event that applicable healthcare laws do not permit continuation of coverage, then the Company shall reimburse Executive for the costs of obtaining coverage in an amount not to exceed the coverage amounts paid or payable by Executive immediately prior to the date of termination; and

(iv) the vesting of the Option described in Section 4(c) shall be accelerated such that the Option shall become fully vested as of the termination date. Executive shall have a period of 90 calendar days following the date of such termination to exercise the vested Option after which time any unexercised portion of the Option shall expire; provided, however, that no such portion of the Option shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.

(b) In the event that Executive’s employment is terminated by the Company for Cause, or by Executive other than for Good Reason, then:

(i) the Company shall pay Executive’s accrued but unpaid Base Salary through the date of termination, at the rate in effect at the time of termination,

accrued but unused vacation, and reimburse Executive for any unreimbursed business expenses incurred prior to the date of termination;

(ii) Executive shall not be entitled to receive any payments or Continued Benefits described in this Section 9; and

(iii) the vesting applicable to all Options described in Section 4(c) shall cease immediately and the Executive shall have a period of 90 days to exercise any and all such vested Options, after which time all such Options shall expire; provided, however, that no such Options shall be exercisable after the expiration of its maximum term pursuant to the terms thereof.

(c) This Section 9 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in this Section 9. Further, notwithstanding anything to the contrary contained herein, the Company shall have no obligation to pay, and Executive shall have no right to receive, any compensation, benefits or other consideration provided for in this Section 9 (other than any accrued but unpaid Base Salary through the date of termination and any reimbursement of unreimbursed expenses incurred prior to the date of termination) (the “Severance Payments”) unless Executive executes an agreement substantially in the form attached hereto (the “Release Agreement”) releasing the Company from any and all liability in connection with the Executive’s employment or the termination thereof that becomes effective no later than 60 days following Executive’s termination (the “Release Deadline”). Except as required by Section 10, the Severance Payments will commence on the first payroll period following the Release Agreement becoming effective; provided, that (i) if the Severance Payments (or any portion thereof) constitute “deferred compensation” within the meaning of Section 409A (as defined in Section 10) and (ii) the period commencing on the date of termination and ending on the Release Deadline spans two calendar years, then the Severance Payments (or such portion thereof that constitute “deferred compensation”) will commence on the later of the Release Agreement becoming effective and the first payroll date of the Company in the second calendar year. Any portion of the Severance Payments that is delayed due to the application of the preceding sentence shall be made on the date that the Severance Payments commence.

(d) The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 9.

(e) The provisions of this Section 9 shall survive any termination of this Agreement.

(f) For purposes of this Agreement, “Cause” shall include any of the following:

(i) Executive’s willful failure to adequately perform the material duties or obligations hereunder, or willful misconduct by Executive in respect of such duties or obligations, including, without limitation, willful failure, disregard or refusal by Executive to abide by specific, objective and lawful directions received by him in writing constituting an action of the Board, which willful failure, disregard or refusal is not cured by Executive within 30 days following written notice from the Board.

(ii) any willful, intentional or grossly negligent act by Executive having the reasonably foreseeable effect of actually and substantially injuring, whether financial or otherwise, the business or reputation of the Company;

(iii) Executive’s indictment of, or plea of nolo contender to, any felony;

(iv) Executive being convicted of a misdemeanor involving moral turpitude that causes, or could reasonably be expected to cause, substantial harm to the business or reputation of the Company;

(v) any conduct on the part of the Executive that constitutes a breach of his fiduciary duties to the Company;

(vi) any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony) by Executive; or

(vii) a material breach by the Executive of this Agreement.

No act or failure to act shall be deemed “willful” for purposes of this Agreement unless done, or failed to be done, by Executive intentionally and in bad faith.

(g) For purposes of this Agreement, “Good Reason” shall mean:

(i) any material diminution by the Company of Executive’s title, duties, authority, reporting relationship, Base Salary or target Performance Bonus opportunity, other than in connection with the liquidation, dissolution or winding-up of the Company’s business and operations;

(ii) the material relocation of Executive’s principal place of employment by more than forty (40) miles;

(iii) a material breach by the Company of this Agreement;

(iv) the failure of any successor corporation to the Company (or a parent or subsidiary of the successor corporation) to expressly assume this Agreement (including a failure to assume in connection with a Change of Control); or

(v) the Company’s provision to Executive of a notice of non-renewal of this Agreement under Section 2.

Notwithstanding the foregoing, should the Executive wish to terminate this Agreement for Good Reason, he must provide the Company with written notice of such Good Reason within 60 days of the occurrence of the condition alleged to have caused such Good Reason and reasonably cooperate with the Company in remedying the condition causing Good Reason for a period of 30 days (the “Cure Period”). If, following the Cure Period, the condition causing Good Reason remains uncured, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such Cure Period.

(h) For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Plan.

10. Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) and that are payable in connection with Executive’s termination of employment shall not commence unless and until Executive has also incurred a “separation from service” within the meaning of Section 409A, unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. If Executive is, upon a separation from service, a “specified employee” within the meaning of Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the payment of any deferred compensation shall not commence until the earlier to occur of: (i) the date that is six months and one day after Executive’s separation from service, or (ii) the date of Executive’s death. Any payments that are delayed due to the application of the preceding sentence shall be made on the date that payments commence. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Finally, to the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

11. Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Executive and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Executive’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Executive and the Company otherwise agree in writing, any determination required under this Section 11 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. If a reduction in Payments is necessary so that no portion of the Payments is subject to the excise tax under Section 4999 of the Code, the Payments shall be reduced in the following order: (i) cash severance payments, (ii) the acceleration of vesting of equity awards, and (iii) the Continued Benefits. Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits that are subject to Section 409A and benefits that are exempt from Section 409A. If this Section 11 is applied to reduce an amount payable to Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to him without being subjected to any excise tax, then, unless it would be unlawful for the Company make such a loan or similar extension of credit to Executive, Executive may repay such excess amount to the Company though such amount constitutes a loan to Executive made at the date of payment of such excess amount, bearing interest at 100% of the applicable federal rate (as determined under section 1274(d) of the Code in respect of such loan).

12. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to its principles of conflicts of laws.

(b) Executive will be subject to such indemnification as is provided under the Company’s Bylaws and/or any indemnification agreements entered between the Company and Executive. During the Term, the Company shall maintain directors & officers liability insurance coverage in an amount reasonably satisfactory to the Board, and during and after the Term, Executive shall be a designated beneficiary of such coverage in accordance with its terms.

(c) Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be exclusively decided by binding arbitration conducted in Los Angeles, CA in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause (h) below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(d) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(e) This Agreement and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with the terms of this Agreement.

(f) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(h) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five (5) days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this clause (h).

(i) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(j) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(k) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(l) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(m) Notwithstanding anything in this Agreement to the contrary, any payments made to Executive herein shall be subject to any recoupment or clawback policy adopted by the Company from time to time (unless at the time such policy is adopted Executive reasonably objects to its application under this Agreement in accordance with Section 12(h)) and to any requirement of applicable law, regulation or listing standard that requires the Company to recoup or clawback any compensation so paid.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KITE PHARMA, INC.

By:	/s/ Cynthia Butitta
	Name:	Cynthia Butitta
	Title:	CFO and COO

EXECUTIVE

By:	/s/ Arie S. Belldegrun, M.D., FACS
	Name:	Arie S. Belldegrun, M.D., FACS
Date:

Exhibit A: Permitted Activities

1.	Service on the Board of Directors of Teva Pharmaceutical Industries Ltd.

2.	Service on the Board of Directors of Arno Therapeutics

3.	Service on the Board of Directors of SonaCare Medical (f/k/a) US Hifu

4.	Activities related to roles at UCLA Health

5.	Service on the Board of Directors of TheraCoat

FORM OF RELEASE AGREEMENT

This Agreement and Release of All Claims (this “Release”) is entered into by and between Arie S. Belldegrun, M.D., FACS ( “Executive”) and Kite Pharma, Inc. (the “Company”), entered into as of                      (the “Effective Date”).

WHEREAS, Executive has been employed by the Company pursuant to an employment agreement dated as of March     , 2014 (the “Employment Agreement”), and the Company and Executive desire to provide for an orderly termination of the employment relationship, effective                     , and to settle fully and finally any and all differences between them and any and all claims and causes of action of any kind whatsoever which Executive has or may have against the Company and its affiliates (except as otherwise expressly provided herein).

NOW, THEREFORE, in consideration for promises and covenants set forth in Section 9 of the Employment Agreement and this Release, which are in addition to any other benefits Executive is entitled to receive from the Company, Executive and the Company agree as follows:

1. Release and Waiver of Claims

a. Executive, on behalf of himself, and his family, heirs, executors, administrators, legal representatives and assigns (collectively referred to in this Release as “Executive”), hereby unconditionally and forever releases, discharges and waives any and all claims of any nature whatsoever, whether legal, equitable or otherwise which Executive may have against the Company, its employees, officers, directors, subsidiaries, shareholders (including all direct and indirect equity holders thereof), representatives and agents, and any person or entity which is a predecessor of or may succeed to the rights and liabilities of any such entities or persons by assignment or otherwise (collectively referred to in this Release as the “Company”), arising at any time on or before the Effective Date, in each case relating to or in connection with Executive’s employment by, termination of employment with or otherwise relating to the Company, other than with respect to the obligations of the Company to Executive under this Release (including the Excluded Obligations). This Release is a release of all claims of any nature whatsoever by Executive against the Company, other than with respect to the obligations of the Company to Executive under this Release (including the Excluded Obligations), and includes, other than as herein provided, any and all claims, demands, causes of action, obligations, damages, liabilities (including attorneys’ fees) whether known or unknown (collectively, “Claims”) including those caused by, arising from or related to Executive’s employment relationship with the Company including, but without limitation, any and all alleged discrimination or acts of discrimination which occurred or may have occurred on or before the Effective Date based upon race, color, sex, creed, national origin, age, disability or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended (as further described below); the Americans with Disabilities Act; Claims under Executive Retirement Income Security Act of 1974, as amended; or any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This Release also includes Claims for wrongful discharge, fraud, or misrepresentation under any statute, rule, regulation or under the common law and any and all Claims under any management incentive plan or other equity arrangement.

b. Executive understands and knowingly agrees to this Release because it is his intent in executing this Release to forever discharge the Company from any and all causes of action and other Claims, foreseen or unforeseen, that may have existed on or prior to the

Effective Date, except for the obligations of the Company set forth in this Release and Section 9 of the Employment Agreement.

c. Notwithstanding the foregoing, Executive does not release, discharge or waive, in each case, following the Effective Date: (i) any rights to receive any benefits provided under the provisions of any Company-maintained qualified retirement plan in which Executive participates, (ii) any rights to reimbursement for Company-related business expenses incurred by Executive on or prior to the Effective Date in accordance with the applicable Company policy, (iii) any conversion rights under a Company-sponsored group term life insurance plan in which Executive participates, in accordance with the terms of such plan, (iv) any rights to indemnification, advancement of expenses or directors and officers liability insurance pursuant to the Employment Agreement, (v) any right to enforce the terms of this Release or the terms of Section 9 of the Employment Agreement, or (vi) any rights which cannot in any manner be waived by an employee under applicable law (collectively, the “Excluded Obligations”).

d. Executive recognizes and acknowledges that he may discover facts other than, different from or in addition to the facts now known or believed by him to be true, and on the basis of which he has executed and delivered this Release and given and granted the waivers and releases provided for herein, but, nevertheless, intends in executing this Release that this Release and the waivers and releases provided for herein shall constitute an absolute bar to each and every obligation, liability, claim, demand or cause of action with respect to which the waivers and releases provided for herein are given, and without limiting the generality of the foregoing, and in furtherance of the intention of the parties, as set forth above, Executive hereby irrevocably and forever relinquishes all rights and benefits under Section 1542 of the California Civil Code, which Executive has read and understands and provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, or any other provision substantially similar under the laws of another state, Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, claims within the scope of the releases given in this Release that Executive does not know or suspect to exist in his favor at the time of execution hereof. Executive acknowledges that the foregoing waiver of the provisions of Section 1542 of the California Civil Code was separately bargained for. Executive represents and warrants that he has been advised by his attorney of the effect and import of the provisions of Section 1542, or has had the opportunity to consult an attorney and has freely chosen not to do so.

e. Executive expressly consents that this Release shall be given full force and effect in accordance with each and all of its express terms and provisions to the same effect as those terms and provisions relating to any other claims, demands and causes of action hereinabove specified. Executive is aware that he or his attorney may hereafter discover facts different from or in addition to the facts which he or his attorney now believes to be true with respect to the subject matter of this Release, but that it is its intention hereby to settle fully, finally, absolutely and forever any and all obligations, liabilities, claims, demands or causes of action with respect to which the waivers and releases provided for herein are given which now exist or heretofore have existed.

2. Release and Waiver of Claims Under the Age Discrimination in Employment Act

Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this Release encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), as well as under all other federal, state and local laws within the scope of Section 1, above, and that Executive acknowledges that he understands that ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits, and benefit plans. Executive wishes to waive any and all claims under ADEA, as well as under all other federal, state and local laws within the scope of Section 1, above, that he may have, as of the Effective Date, against the Company, and hereby waives such claims. Executive further understands that by signing this Release he is in fact waiving, releasing and forever giving up any claim under ADEA, as well as all other federal, state and local laws within the scope of Section 1, above, that may have existed on or prior to the Effective Date. Without detracting in any respect from any other provision of this Release:

Executive agrees and acknowledges that this Release constitutes a knowing and voluntary waiver of all rights or claims he has or may have against the Company (except as otherwise provided in Section 1(c)), including but not limited to, all rights or claims arising under ADEA; and that he has no physical or mental impairment of any kind that has interfered with his ability to read and understand the meaning of this Release or its terms, and that he is not acting under the influence of any medication, drug or chemical of any type in entering into this Release.

Executive understands that, by entering into this Release, he does not waive rights or claims under ADEA that may arise after the Effective Date of the execution of this Release.

Executive agrees and acknowledges that the consideration provided to him under this Release is in addition to anything of value to which he is already entitled.

Executive acknowledges that he was informed that he had at least [21][45] calendar days in which to review and consider this Release, and in which to consult with his attorney regarding the terms and effect of this Release.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the Effective Date (i.e., the date of execution by Executive), during which time Executive may revoke his acceptance of this Release by notifying                      at the Company, fax number:                      in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day following its execution.

If required by law, attached hereto is a schedule setting forth certain information required under 29 C.F.R. § 1625.22.

3. Proceedings

Executive represents that he has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, proceeding or other Claim against the Company before any local, state or federal agency, court or other body relating to his employment or the termination of his employment or other Claims released pursuant to this Release, other than to enforce the obligations of the Company to Executive under this Release or Section 9 of the Employment Agreement or with respect to claims not released by Executive as set forth in Section 1(c) (each individually, a “Proceeding”), and agrees not to voluntarily participate or assist in any Proceeding. Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

4. Remedies

In the event Executive initiates or voluntarily participates or assists in any Proceeding, or if he fails to abide by any of the terms of this Release, or if he revokes this Release within the seven-day period provided above, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under or in connection with this Release, or terminate any payments that are subsequently due under or in connection with this Release, without waiving the Release granted to the Company herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of his obligations under this Release may be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Release, upon adequate proof of his violation of any such provision of this Release, the Company shall be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Executive understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5. Acknowledgements

Executive agrees to abide by Sections 5 and 6 of the Employment Agreement and any other provision(s) relating to post-termination obligations of Executive. For purposes of clarity, this Release, including its contents, shall be deemed “Confidential and Proprietary Information” as defined in the Employment Agreement and Executive shall keep it and its terms strictly confidential in accordance therewith, provided, that Executive may disclose the same to his family members and his tax and legal advisors (provided that each keeps such terms strictly confidential) and to enforce his rights hereunder.

6. Severability Clause

In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

7. Non-Admission

Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Executive.

8. Entire Agreement

This Release constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. It is not necessary for the Company to sign this Release following Executive’s full and complete execution of it for it to become fully effective and enforceable.

9. Governing Law/Notice

This Release shall be governed by and construed in accordance with Federal law and the laws of the State of California, applicable to releases made and to be performed in that State; and the parties agree to arbitration as provided in Section 12(c) of the Employment Agreement with respect to any dispute or controversy arising hereunder.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Release as of the first date set forth above.

ARIE S. BELLDEGRUN, M.D., FACS

KITE PHARMA, INC.

By:

Name:

Title: